FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-274035

Dated August 28, 2023

PRELIMINARY PROSPECTUS

3,313,278 Shares of Common Stock

This prospectus covers the resale by the selling shareholders of Reed’s, Inc. (“Reed’s,” “we,” “us”, “our” or the “Company”) identified in the “Selling Shareholders” section of this prospectus of up to an aggregate of 3,313,278 shares of our common stock, including 3,055,535 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, our 10% secured convertible promissory notes, as amended (the “Notes’). We will not receive any of the proceeds from the sale of shares of our common stock or conversion of the Notes by the selling shareholders.

The selling shareholders or their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the shares of common stock described this prospectus may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling shareholder may sell its shares of common stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is listed on OTC Markets, Inc. OTCQX Best Market under the symbol “REED.” The last reported sale price of our common stock on August 25, 2023 was $3.75 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves risks. See the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2023

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INFORMATION CONTAINED IN THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

Unless the context otherwise requires, “Reed’s,” “Company,” “we,” “us” and “our” refer to Reed’s, Inc., and “selling shareholders” and “selling shareholder” refer to one or more selling shareholders identified in the “Selling Shareholders” section of this prospectus and their respective permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in any of the securities. References to “securities” include any security that we or the selling shareholders might offer under this prospectus or any prospectus supplement.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on May 15, 2023;

●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, and June 30, 2023, filed with the SEC on June 1, 2023 and August 10, 2023, respectively;

●	our Current Reports on Form 8-K dated January 24, 2023 (as filed January 26, 2023), February 6, 2023 (as filed February 6, 2023), February 10, 2022 (as filed February 14, 2023), March 1, 2023 (as filed March 7, 2023), March 31, 2023 (as filed March 31, 2023); May 24, 2023 (as filed May 31, 2023), July 7, 2023 (as filed July 12, 2023); and

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32501), filed with the SEC pursuant to Section 12(b) of the Exchange Act on May 9, 2019, as may be amended, including any further amendment or report filed hereafter for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.reedsinc.com and the URL where incorporated reports and other reports may be accessed is http://reedsinc.com/investors/sec-filings/.

Investor Relations at Reed’s Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

ir@reedsinc.com

(800) 997-3337 Ext. 2 or (617) 956-6736

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus or any supplement to this prospectus. You should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

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Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following risk factors:

●	Our ability to absorb, mitigate or pass on cost increases to our bottlers/distributors and/or customers;
●	The impact of rising costs, interest rates, and inflation on the discretionary income of our consumers, particularly the rising cost of energy;
●	Uncertainties associated with an economic slowdown or recession that could negatively impact the financial condition of our customers and could result in a reduced demand for our products;
●	The impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions;
●	The impact of logistical issues and delays;
●	Our ability to effectively manage our inventories and/or our accounts receivables;
●	Our ability to continue to generate sufficient cash flows to support our expansion plans and general operating activities;
●	Changes in demand that are weather, or season related and/or for other reasons, including changes in product category and/or package consumption and changes in cost and availability of certain key ingredients including aluminum cans, as well as disruptions to the supply chain, as a result of climate change and poor or extreme weather conditions;
●	The impact on our business of competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace as a result of actions by competitors;
●	Our ability to implement and/or maintain price increases, including through reductions in promotional allowances;
●	The effectiveness of sales and/or marketing efforts by us and/or by distributors of our products, most of whom distribute products that may be regarded as competitive with our products;
●	The costs and/or effectiveness, now or in the future, of our advertising, marketing and promotional strategies;
●	The failure of our co-packers to manufacture our products on a timely basis or at all;
●	Our ability to make suitable arrangements and/or procure sufficient capacity for the co-packing of any of our products, the timely replacement of discontinued co-packing arrangements and/or limitations on co-packing availability;
●	Volatility of stock prices which may restrict stock sales, stock purchases or other opportunities as well as negatively impact the motivation of equity award grantees;
●	Any disruption in and/or lack of effectiveness of our information technology systems, including a breach of cyber security, which disrupts our business or negatively impacts customer relationships, as well as cybersecurity incidents involving data shared with third parties;
●	The imposition of additional regulation imposing excise taxes and/or sales taxes on sweetened beverages or alcoholic beverages; and
●	Recruitment and retention of senior management, other key employees and our employee base in general.

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We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” appearing elsewhere in this prospectus relating to factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements contained in this prospectus or in any document or report incorporated by this prospectus are made as of the date of this prospectus or such documents or reports, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, Part II, Item 1A of our Quarterly report on Form 10-Q for the period ended March 31, 2023 and as may be described in our future filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. You should also carefully consider the other information included or incorporated by reference in this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Available Information

We maintain a website at the following address: www.reedsinc.com. The information on our website is not incorporated by reference in this report. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at the following address: http://www.sec.gov.

THE COMPANY

Overview

Reed’s, Inc., a Delaware corporation (“Reed’s”, the “Company,” “we,” or “us” throughout this report) owns a leading portfolio of handcrafted, natural beverages that is sold in over 45,000 outlets nationwide. These outlets include the natural and specialty food channel, grocery stores, mass merchants, drug stores, convenience stores, club stores, liquor stores, and on-premises locations including bars and restaurants. Reed’s two core brands are Reed’s, which includes Reed’s Craft Ginger Beer, Reed’s Real Ginger Ale, Reed’s Mules, and Reed’s Hard Ginger Ale, and Virgil’s Handcrafted sodas. Reed’s Craft Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices, honey and fruit juices. Reed’s uses this same handcrafted approach in its Reed’s Real Ginger Ale and Virgil’s line of great tasting, bold flavored craft sodas, including its award-winning Virgil’s Root Beer.

Reed’s is the leading ginger beer in the US; Virgil’s is an independent natural full line craft soda and is a leader in the craft soda category.

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Our Products

We make our hand-crafted beverages with only premium, natural ingredients. Our products are free of genetically modified organisms (“GMOs”) and artificial preservatives. Over the years, Reed’s has developed several product offerings. In 2019, we streamlined our focus to our core categories of Reed’s Ginger Beverages and Virgil’s Craft Sodas. In April 2020, we launched our new line of Reed’s Real Ginger Ales, in both Full Sugar and Zero Sugar varieties, made with fresh organic ginger. In 2021, we extended our Ginger Ale offerings with Mocktails, and we entered the alcohol space with the launch of our RTD Classic Mule that is 7% alcohol by volume (“ABV”) and Zero Sugar and Hard Ginger Ale which is 5% ABV and Zero Sugar

Reed’s Craft Ginger Beer

Reed’s Craft Ginger Beer is set apart from other ginger beers by its proprietary process of pressing fresh ginger root, its exclusive use of natural ingredients, and its authentic Jamaican-inspired recipe. We do not use artificial preservatives, artificial flavors, or colors, and Reed’s Ginger Beer is certified kosher. We offer different levels of fresh ginger content, ranging from our lightest-spiced Original, to our medium-spiced Extra, and finally to our spiciest Strongest. We also offer three sweetener options: one with cane sugar, honey and fruit juices; one with honey and pineapple juice; and another without sugar (Zero Sugar) made from an innovative blend of natural sweeteners. In 2021, we expanded our Extra Ginger Beer portfolio into cans offerings.

As of the end of 2022, the Reed’s Craft Ginger Beer line included five major varieties with a mix of bottles and cans:

Reed’s Original Ginger Beer – Our first to market product uses a Jamaican-inspired recipe that calls for fresh ginger root, lemon, lime, pineapple juice, honey, raw cane sugar, herbs and spices.

Reed’s Premium Ginger Beer – Our Original Ginger Beer sweetened with honey and pineapple juice. (No cane sugar added.)

Reed’s Extra Ginger Beer – Contains 50% more fresh ginger than Reed’s Original recipe for extra spice.

Reed’s Strongest Ginger Beer – Contains 115% more fresh ginger than Reed’s Original for the strongest spice.

Reed’s Zero Sugar Extra Ginger Beer – launched in 2019, it uses a proprietary natural sweetening system for a zero-calorie version of our Reed’s Extra Ginger Beer.

Reed’s Real Ginger Ale

Reed’s Real Ginger Ale is unique for the category because it combines real fresh ginger with the classic, refreshing taste that consumers love. It contains nothing artificial and is non-GMO project verified. We offer two sweetener options: one with cane sugar and the other with our zero-calorie proprietary natural sweetening system.

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Reed’s Real Ginger Ale – launched in April 2020 in standard and sleek 12-ounce cans. It is the only mass market ginger ale made with organic fresh ginger.

Reed’s Zero Sugar Real Ginger Ale – also launched in April 2020 in standard and slim cans. It uses a proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink.

Reed’s Mocktails – In 2021 Reed’s line extended its Zero Sugar Ginger Ale, with the launch of Mocktail Flavors. It uses our proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink. The two flavors are Shirley Tempting and Transfusion.

Reed’s Real Cranberry Ginger Ale – This seasonal product, launch in the fall of 2021 is our Real Ginger Ale with cranberry added. It is a consumer favorite during the holiday season and is available October through December.

Reed’s Ready to Drink

Reed’s Zero Sugar Classic Mule – Launched in 2020 and expanded to 42 states in 2022, Reed’s first-ever alcoholic offering is packed with REAL, fresh ginger root and made through a unique handcrafted brewing and fermentation process. It contains 7% ABV, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate mule, made with fresh ginger root, to be enjoyed anytime, anywhere.

Reed’s Zero Sugar Stormy Mule – Launched in 2022, the Stormy is the perfect companion to our Classic Mule, the Stormy Mule is the ultimate rum flavored alcohol and ginger beer. It contains 7% ABV, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate stormy, made with fresh ginger root, to be enjoyed anytime, anywhere.

Reed’s Zero Sugar Hard Ginger Ale - Launched in late 2002, our line of light refreshing hard ginger ales are available in four flavors: Mango, Cherry Lime, Strawberry Watermelon and Pineapple Coconut. They contain 5% ABV, 100 calories and zero carbohydrates and have no added sugar, artificial colors, gluten, GMOs or caffeine. They are made with fresh ginger root, to be enjoyed anytime, anywhere.

Virgil’s Handcrafted Sodas

Virgil’s is a premium handcrafted soda that uses only natural ingredients to create bold renditions of classic flavors. We don’t use any artificial preservatives, any artificial colors, or any GMO-sourced ingredients, and our Virgil’s line is certified kosher.

The Virgil’s line includes the following products:

Handcrafted Line: Virgil’s first Handcrafted soda was launched in 1994. It began as one man’s passion to create the finest root beer ever produced and has since won numerous awards. Virgil’s difference is using natural ingredients to craft bold, classic soda flavors. Virgil’s Handcrafted line includes Root Beer, Vanilla Cream, Black Cherry, and Orange Cream.

Zero Sugar Line: Virgil’s launched a new line of Zero Sugar, Zero Calorie craft sodas in 2019. Each Zero Sugar soda is sweetened with a proprietary blend of natural sweeteners with no added sugars and is certified Keto. This natural line of Zero Sugar flavors includes Root Beer, Cola, Black Cherry, Vanilla Cream, Orange Cream, Lemon-Lime, Ginger Ale, Grapefruit and Dr. Better.

Our Primary Markets

We target a smaller segment of the estimated $29 billion mainstream carbonated and non-carbonated soft drink markets in the United States. Our brands are generally considered premium and natural, with upscale packaging. They are loosely defined as the craft specialty bottled carbonated soft drink category.

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We have an experienced and geographically diverse sales force promoting our products, with senior sales representatives strategically placed in multiple regions across the country, supported by local Reed’s sales staff. Additionally, we have sales managers handling national accounts for natural, specialty, grocery, mass, club, drug, liquor, and convenience channels. Our sales managers are responsible for all activities related to the sales, distribution, and marketing of our brands to our entire retail partner and distributor network in North America. The Company not only employs an internal sales force but has partnered with independent sales brokers and outside representatives to promote our products in specific channels and key targeted accounts.

We sell to well-known popular natural food and gourmet retailers, large grocery store chains, mass merchants, club stores, convenience and drug stores, liquor stores, industrial cafeterias (corporate feeders), and to on-premises bars and restaurants nationwide and in some international markets. We also sell our products and promotional merchandise directly to consumers via the Internet through our Amazon storefront which can be accessed through our company web site www.drinkreeds.com.

Some of our representative key customers include:

●	Natural stores: Whole Foods Market, Sprouts, Natural Grocers by Vitamin Cottage, Fresh Thyme Farmers Market, Mother’s

●	Gourmet & specialty stores: Trader Joe’s, Bristol Farms, Lazy Acres, The Fresh Market, Central Market

●	Grocery and mass chains: Kroger (and all Kroger banners), Albertson’s/Safeway, Publix, Food Lion, Stop & Shop, H.E.B., Wegmans, Target, Walmart

●	Club stores: Costco

●	Liquor stores: BevMo! Total Wine & More, Spec’s

●	Convenience & drug stores: CVS Health, Rite Aid

Our Distribution Network

Our products are brought to market through an extremely flexible and fluid hybrid distribution model, which is a mix of direct-store-delivery, customer warehouse, and distributor networks. The distribution system used depends on customer needs, product characteristics, and local trade practices.

Our product reaches the market in the following ways:

Direct to Natural & Specialty Wholesale Distributors

Our natural and specialty distributor partners operate a distribution network delivering thousands of SKUs of natural and gourmet products to thousands of small, independent, natural retail outlets around the U.S., along with national chain customers, both conventional and natural. This system of distribution allows our brands far reaching access to some of the most remote parts of North America. During the past year we have expanded, and will continue to expand, in this distribution network.

Direct to Store Distribution (“DSD”) Through Non-Alcoholic and Alcoholic Beverage Distributor Network

Our independent distributor partners operate DSD systems which deliver primarily beverages, foods, and snacks directly to retail stores where the products are merchandised by their route sales and field sales employees. DSD enables us to merchandise with maximum visibility and appeal. DSD is especially well-suited to products frequently restocked and responds to in-store promotion and merchandising. We are primarily focused on expanding our DSD network on a national basis.

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Direct to Store Warehouse Distribution

Some of our products are delivered from our co-packers and warehouses directly to customer warehouses. Some retailers mandate we deliver directly to them, as it is more cost effective and allows them to pass savings along to their customers. Other retailers may not mandate direct delivery, but they recommend and prefer it as they have the capability to self-distribute and can realize significant savings with direct delivery.

Wholesale Distribution

We utilize a network of five independent distribution and consolidation centers across the United States to store and distribute our products. Our Wholesale Distributor network handles the wholesale shipments of our products. These distributors have a warehouse and distribution center, and ship Reed’s and Virgil’s products directly to the retailer (or to customers who opt for drop shipping).

International Distribution

We presently export Reed’s and Virgil’s brands throughout international markets via US based exporters. International markets where our brands are present are France, UK, South Africa, portions of the Caribbean, Canada, Spain, Philippines, Israel and Australia.

International sales to some areas of the world are cost prohibitive, except for some specialty sales, since our premium sodas were historically packed in glass, which drives substantial freight costs when shipping overseas. Despite these cost challenges, we believe there are good opportunities to expand internationally, and we are increasing our marketing focus on these areas by adding freight friendly packages such as aluminum cans and also developing manufacturing partnerships in local markets whereby we ship concentrate rather than finished goods. We are open to exporting and co-packing internationally and expanding our brands into foreign markets, and we have held preliminary discussions with trading companies and import/export companies for the distribution of our products throughout Asia, Europe, Australia, and South America. We believe these areas are a natural fit for Reed’s ginger products because of the popularity and importance of ginger in international markets, especially the Asian market, where ginger is a significant part of the local diet and nutrition.

We believe the strength of our brands, innovation, and marketing, coupled with the quality of our products and flexibility of our distribution network, allows us to compete effectively.

Manufacturing Our Products

All of Reed’s products are produced by our co-pack partners. They brew, blend, bottle, and package our products and charge us a fee, generally by the case, for the products produced. We have a long-standing relationship with three co-packers in Pennsylvania and two in California. During 2020 we entered into co-packing agreements with a co-packer on the East Coast, Clinton’s Ditch, and on the West Coast, Noel Canning. We are in discussions and negotiations with additional co-packers to secure added capability for future production needs. We periodically review our co-packing relationships to ensure that they are optimal with respect to quality of production, cost and location.

In some instances, subject to agreement, certain equipment may be purchased exclusively by us and/or jointly with our co-packers and installed at their facilities to enable them to produce certain of our products. In certain cases, such equipment remains our property and is required to be returned to us upon termination of the packing arrangements with such co-packers, unless we are reimbursed by the co-packer over a pre-determined number of cases that are produced at the facilities concerned. For most of our products there are limited co-packing facilities in our markets with adequate capacity and/or suitable equipment to package our products. We believe a short disruption or delay in production would not significantly affect our revenues; however, as alternative co-packing facilities in our markets with adequate long-term capacity may not be available for such products, either at commercially reasonable rates and/or within a reasonably short time period, if at all, a lengthy disruption or delay in production of any of such products could significantly affect our revenues.

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Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, including in new markets. If we materially underestimate demand for our products, and/or are unable to secure sufficient ingredients or raw materials, and/or procure adequate packing arrangements and/or obtain adequate or timely shipment of our products, we might not be able to satisfy demand on a short-term basis.

We continue to actively seek alternative and/or additional co-packing facilities with adequate capacity and capability for the production of our various products to minimize transportation costs and transportation-related damages as well as to mitigate the risk of a disruption.

Warehousing and Logistics are a significant portion of the Company’s operational costs. In order to drive efficiency and reduce costs, on February 1, 2019, we entered into a strategic partnership with FitzMark to manage all freight movement for the Company. FitzMark is one of the largest distribution service providers in North America and has expertise that will provide a competitive advantage in the movement of raw materials and finished goods. This partnership supports planning and execution of all inventory movement, assessment of storage needs and cost management.

We follow a “fill as needed” model to the best of our ability and have no significant order backlog.

New Product Development

While we have simplified our business and have streamlined a significant number of SKUs in order to further our primary objective of accelerating the growth of the Reed’s and Virgil’s core product offerings, we believe significant opportunity remains in the natural beverage space.

Healthier alternatives will be the future for carbonated soft drinks. We will continue to drive product development in the natural, no and low sugar offerings in the “better for you” beverage categories. In addition, we believe there are powerful consumer trends that will help propel the growth of our brand portfolio including the increased consumption of ginger as a recognized superfood, the growing use of ginger beer in today’s popular cocktail drinks, and consumers’ increased demand for higher quality, natural handcrafted beverages.

Innovations include our compelling line of full flavor, natural, zero sugar, zero calorie sodas. Reed’s has also begun to expand and broaden its product development capabilities by engaging and working with larger, experienced beverage flavor houses and innovative ingredient research and supply companies.

We believe our new business model enhances our ability to be nimble and innovative, producing category leading new products in a short period of time.

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DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”) and our amended and restated bylaws, as further amended (“Bylaws”) and to the applicable provisions of Delaware law.

We are authorized to issue 180,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There is no conversion, redemption, sinking fund or similar provision regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of August 9, 2023, we had 4,169,131 shares of common stock issued and outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our Bylaws (provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaw provisions adopted or amended by the board of directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders) which could delay, defer or prevent a change in control.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

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Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our Certificate also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our Bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers. We also have entered into indemnification agreements with certain of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market Listing

Our common stock is quoted on the OTC Markets, Inc.’s OTCQX Best Market under the symbol “REED”.

Transfer Agent

The transfer agent for the Company’s common stock is Transfer Online, Inc., telephone (503) 227-2950.

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PRIVATE PLACEMENT OF NOTES

In May 2022, the Company entered into a note purchase agreement and issued $11,250,000 aggregate principal amount of 10% secured convertible promissory notes to certain funds managed or advised by Whitebox Advisors LLC (collectively, “Whitebox”). As part of the note purchase agreement, the Company also granted Whitebox the option to purchase up to an additional $12,000,000 aggregate principal amount of 10% secured convertible promissory notes on identical terms (other than with respect to the issue date) to the notes issued in May 2022. The current outstanding aggregate principal balance of all convertible notes issued to Whitebox is referred to herein as the “Notes”, the current outstanding aggregate principal balance of all convertible notes issued to Whitebox in May 2022 is referred to herein as the “Initial Notes”, and the current outstanding aggregate principal balance of all convertible notes issued to Whitebox pursuant to the purchase option granted in the note purchase agreement, as amended, is referred to herein as the “Option Notes”.

The Initial Notes bear interest at a rate of 10% per annum (with 5% per annum payable in cash and 5% per annum payable in kind (“PIK”) by adding such PIK interest to the principal amount of the Notes). The Notes are secured by substantially all of the Company’s assets (including all of its intellectual property) and are subject to a collateral sharing agreement with ACS, the Company’s existing secured lender. The Initial Notes mature on May 9, 2025.

Beginning in August 2022, the Company was required to make monthly amortization payments on the Initial Notes consisting of principal of $200,000 plus accrued interest and a partial interest make-whole payment on the amortized principal amount. The Company is permitted to make these amortization payments in in cash or, subject to certain limitations, in shares of the Company’s common stock at the option of the Company. Amortization payments that are paid in shares are priced at 90% of the average of the daily volume weighted average prices of the Company’s common stock during the five trading days prior to the date of amortization payment. During the year ended December 31, 2022, the Company made monthly amortization principal payments aggregating $800,000, made up of $600,000 in cash, and the issuance of 32,362 shares of common stock. Remaining amortization payments of principal are scheduled to total approximately $600,000 in 2023, $2,400,000 in 2024, and $1,000,000 in 2025, leaving a principal balance of the convertible notes of approximately $7,700,000 due at maturity on May 9, 2025.

The Notes permit indebtedness to our asset based lender, as an asset based loan (“ABL”) up to $6,000,000. In February 2023, and again in May 2023, Whitebox waived the Company’s covenant violation of excess ABL amounts and deferred payment of such ABL fees. At June 30, 2023, the excess ABL fees totaled $1,672,000 and are due September 29, 2023.

In September 2022, the Company issued an additional $2,500,000 of Option Notes to Whitebox. In November 2022, the Company repurchased these Option Notes for a combination of $2,500,000 in cash and 69,680 shares of common stock.

At December 31, 2022, the balance of the Notes was $10,450,000. In February 2023 and May 2023, the Company issued $2,550,026 and $1,500,000, respectively, aggregate principal amount of Option Notes to Whitebox that substantially have the same terms as the Initial Notes, except that the Option Notes (i) bear interest at a rate of 10% per annum, payable in cash, (ii) mature on September 29, 2023, (iii) do not require any amortization payments prior to maturity, (iv) do not require any interest make-whole payments to be made upon conversion and (v) may be prepaid by the Company in cash at any time at 100% of the principal amount thereof plus accrued and unpaid interest thereon through the prepayment date. At June 30, 2023, the balance of the Notes was $14,500,026.

At December 31, 2022, the balance of accrued interest was $1,052,000. During the six months ended June 30, 2023, the Company recorded interest of $1,773, 000, made up of $749,000 of interest on the Notes, and $1,024,000 related to the excess ABL fees. In addition, accrued interest of $268,000 was paid. At June 30, 2023, the balance of accrued interest was $2,557,000.

At December 31, 2022, the unamortized debt discount was $976,000. During the six months ended June 30, 2023, the Company incurred $253,000 of direct costs of issuing loans and issued 82,438 shares of the Company’s common stock valued at $273,000 as inducement for the aforementioned waivers. These costs have been capitalized and are being amortized over the term of the Notes or waiver period. For the six months ended June 30, 2023, amortization of debt discount was $642, 000 and as of June 30, 2023, the remaining unamortized debt discount balance is $860,000.

The Notes are convertible at an initial conversion rate of 0.0831 shares of the Company’s common stock per one dollar of principal converted, or approximately $12.03 per share, subject to customary anti-dilution adjustments. In addition, if certain corporate events occur that constitute a make-whole fundamental change, then the holders are, under certain circumstances, are entitled to an increase in the conversion rate, provided that the aggregate conversion rate (as increased) is limited to 0.1216 shares of common stock per one dollar of principal, or approximately $8.22 per share.

Upon conversion, holders of the Initial Notes are also entitled to receive an interest make-whole payment. The make-whole amount is equal to the sum of the remaining scheduled payments of interest on the Notes to be converted that would be due at maturity, payable, at the Company’s option in cash or in shares of common stock. The Company’s ability to settle conversions and make amortization payments and interest make-whole payments using shares of the Company’s common stock is subject to certain limitations set forth in the Notes.

At June 30, 2023, the Notes, including accrued interest, are convertible into 1,415,826  shares of the Company’s common stock.

In February 2023, the Notes were amended so if the Company experiences a fundamental change as defined in the Notes, the holders of the Notes have the right to require the Company to repurchase the Notes for cash at a repurchase price equal to 110% (amended from 100%) of the principal amount, plus accrued interest, and among other amendments. In May 2023, subject to the satisfaction of conditions precedent Whitebox waived any requirement pursuant to Section 6 of the Notes that the Company conduct a repurchase of Notes as a result of the delisting of the Company’s common stock from Nasdaq, prior to September 29, 2023, provided, that, for all purposes under the Notes, the Company treat the delisting, and the resulting fundamental change and make-whole fundamental change, as if they occurred and became effective on and as of September 29, 2023.

The Company is subject to a registration rights agreement dated May 9, 2023 and amended May 30, 2023 with the holders, pursuant to which the Company agreed to register for resale shares issuable under the Notes.

SUMMARY OF THE OFFERING

Common stock offered by the selling shareholder	Up to up to an aggregate of 3,313,278 shares of our common stock, including 3,055,535 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, our 10% secured convertible promissory notes, as amended (the “Notes’).

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock or conversion of Notes by the selling shareholders pursuant to this prospectus.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	REED

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. We will not receive any proceeds from the conversion of Notes.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those currently held by the selling shareholders and those issuable to the selling shareholders pursuant to the terms of the Notes, including upon conversion or as amortization or interest make whole payments. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Notes, the selling shareholders have not had any material relationship with us within the past three years.

For purposes of this prospectus, “selling shareholders” includes the shareholders listed below and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the securities. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ordinary shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and the Notes, as of June 22, 2023, assuming full conversion of the Notes held by the selling shareholders on that date, without regard to any limitation on conversion.

In accordance with the terms of the registration rights agreement with the holders of the Notes, this prospectus generally covers the resale of that number of shares of common stock equal to the number of shares of common stock currently held by the selling stockholders and the maximum number of shares of common stock issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, the Notes assuming a price per share of common stock equal to $2.80, which was the closing price of our common stock on the OTC Markets, Inc. OTCQX Best Market on August 9, 2023.

The amounts listed in the third and fourth columns reflect the number of shares being offered by each selling shareholder and the number of shares remaining following the sale of such shares, respectively. The amounts listed do not assume sales by any other selling shareholder and are subject to the maximum number of shares that may be resold under this prospectus.

Under the terms of the Notes, a selling shareholder may not convert or be issued shares of common stock to the extent such conversion or issuance would cause such selling shareholders, together with its affiliates and attribution parties and any group of which it is a member, to beneficially own a number of shares of common stock which would exceed 9.9% of our then outstanding common stock following such conversion or issuance. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name and Address of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Owned After Offering (1)
Whitebox Multi-Strategy Partners, LP (2)(3)	1,888,946	1,888,946	—

Whitebox Relative Value Partners, LP (2)(4)	1,046,187	1,046,187	—

Pandora Select Partners, LP (2)(5)	218,305	218,305	—

Whitebox GT Fund, LP (2)(6)	159,840	159,840	—

1

“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of August 9, 2023.

The amounts listed do not give effect to any limitation on conversion or the issuance of shares pursuant to the terms of the Notes (including the limitations on beneficial ownership discussed above).

2	Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP, Whitebox Relative Value Partners, LP, Pandora Select Partners, LP and Whitebox GT Fund, LP (the “Whitebox Funds”) and holds voting and dispositive power over the shares of common stock beneficially owned by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Jacob Mercer, Nick Stukas Brian Lutz, Paul Roos and Dyal Capital Partners II (A), a non-voting member. Such individuals and entity disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect pecuniary interest, if any, in Whitebox Advisors LLC or such Whitebox Funds. The address of these persons is 3033 Excelsior Blvd., Suite 500, Minneapolis, Minnesota 55416.

3	Includes (i) 148,916 shares of common stock and (ii) 1,740,030 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, $8,683,455.50 aggregate principal amount of Notes held by the selling stockholder (but without giving effect to the limitation on beneficial ownership contained therein).

4	Includes (i) 82,477 shares of common stock and (ii) 963,710 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, $4,809,298.24 aggregate principal amount of Notes held by the selling stockholder (but without giving effect to the limitation on beneficial ownership contained therein).

5	Includes (i) 13,747 shares of common stock and (ii) 204,558 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, $801,549.70 aggregate principal amount of Notes held by the selling shareholder (but without giving effect to the limitation on beneficial ownership contained therein).

6

Includes (i) 12,603 shares of common stock and (ii) 147,237 shares issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, $734,753.57 aggregate principal amount of Notes held by the Selling Stockholder (but without giving effect to the limitation on beneficial ownership contained therein).

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PLAN OF DISTRIBUTION

We are registering the shares of common stock described in this prospectus to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock or conversion of the Notes by the selling shareholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Sales of shares of our common stock by the selling shareholders named in this prospectus may be made from time to time in one or more transactions in the over-the-counter market, on any exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly, to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

●	block trades (which may involve crosses) in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resales by the broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions or secondary distributions in accordance with the rules of the applicable exchange;

●	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

●	privately negotiated transactions;

●	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	the settlement of short sales;

●	a combination of any of the foregoing methods of sale; and

●	any other method permitted by applicable law.

An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as the selling shareholders’ agent in the sale of shares by the selling shareholders.

In connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with these transactions, the brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short to effect its hedging transactions and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the shares of common stock offered by it pursuant to this prospectus will be the purchase price of the shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents.

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To the extent required, the shares to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Each broker-dealer that receives our common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of our common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. We will make copies of this prospectus available to the selling shareholders, brokers and dealers for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

In order to comply with the securities laws of some states, if applicable, the shares of common stock offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with as part of such sale.

The selling shareholders and any other person participating in such distribution will be subject to certain provisions of the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling shareholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

The selling shareholders and any brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholders is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders, brokers and dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

There can be no assurance that the selling shareholders will sell any or all of the shares of our common stock offered hereby.

We will bear all fees and expenses in connection with the preparation and filing of the registration statement of which this prospectus is a part. The fees and expenses of registration to be borne by us referred to in the foregoing sentence shall include registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of our counsel. We estimate that the total expenses payable by us in connection with the preparation and filing of the registration statement of which this prospectus is a part will be $20,500. We will indemnify the selling shareholders against liabilities, including certain liabilities under the Securities Act. We may be indemnified by the selling shareholders against liabilities, including certain liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus.

Any underwriter, dealers and agents engaged by the selling shareholders may engage in transactions with us or the selling shareholders, or perform services for us or the selling shareholders, in the ordinary course of business.

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LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Barton LLP, Los Angeles, California.

EXPERTS

The financial statements of Reed’s Inc. as of December 31, 2022 and 2021, and for the years then ended, appearing in Reed’s Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report of Weinberg & Company, P.A. pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

MATERIAL CHANGES

There have been no material changes in the registrant’s affairs which have occurred since the end of the latest fiscal year ended December 31, 2022 for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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3,313,278 Shares of Common Stock

PROSPECTUS

August 28, 2023